Exhibit 99.1
Planet Reports Financial Results for Fourth Quarter and Full Fiscal Year 2025
Delivers Record Revenue, Record GAAP and Non-GAAP Gross Margin
Increased RPOs to $407.5 Million, +179%, and Backlog to $498.5 Million, +115% Quarter-over-Quarter
Signed $230 Million Commercial Agreement with SKY Perfect JSAT for Pelican Satellites
Selected for Luno B IDIQ by the US National Geospatial-Intelligence Agency
Achieves First Light with Pelican-2 High Resolution Satellite

San Francisco, CA – March 20, 2025 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for the period ended January 31, 2025.

“Last year was an exciting and transitional year for Planet. We introduced a new industry-aligned go-to-market structure and began to shift towards selling AI-enabled solutions. We took a major step forward in the satellite services market and signed a $230 million contract with our long-term partner in Japan, JSAT. We launched over 70 satellites, including our first Tanager hyperspectral satellite and our second Pelican high resolution satellite, both of which are performing well in orbit,” said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. “Looking ahead, we are focused on driving growth in our core markets with solutions, and see a clear path to at least double our revenue growth rate in FY’27 compared to FY’26, supported by the significant increase in our backlog during Q4. Given the extraordinary pace of innovation, we expect AI to be our strategic focus this coming year, as we leverage its potential to accelerate solutions and increase accessibility to our powerful data.”

Ashley Johnson, Planet’s President and Chief Financial Officer, added, “We delivered our first quarter of Adjusted EBITDA profitability in the Company’s history and saw further improvement in the fundamentals of the business, as evident in the year-over-year and sequential improvement in margins. We continue to invest in our space systems capabilities as we build out our next generation fleets and scale our operations to meet the growing demand we see for satellite services. We are also investing in our platform and solutions, particularly in areas where AI can help speed customer time to value and increase adoption.” Ms. Johnson continued, “Our balance sheet remains strong with approximately $222.1 million of cash, cash equivalents, and short-term investments as of the end of the quarter, and we believe we have line of sight to cross over to positive cash flow in the next 24 months.”

Fiscal Fourth Quarter and Full Year 2025 Financial and Key Metric Highlights:
•Fourth quarter revenue increased 5% year-over-year to a record $61.6 million.
•Full year revenue increased 11% year-over-year to a record $244.4 million.
•Percent of Recurring Annual Contract Value (ACV) for the fourth quarter was 97%.
•End of Period (EoP) Customer Count was 976 customers.
•Fourth quarter gross margin was 62%, compared to 55% in the fourth quarter of fiscal year 2024. Fourth quarter Non-GAAP Gross Margin was 65%, compared to 58% in the fourth quarter of fiscal year 2024.
•Full year gross margin was 57%, compared to 51% in fiscal year 2024. Full year Non-GAAP Gross Margin was 60%, compared to 54% in fiscal year 2024.
•Fourth quarter net loss was ($35.2) million, compared to ($30.1) million in the fourth quarter of fiscal year 2024, which includes an approximate ($16.2) million loss from the change in fair value of warrant liabilities during the fourth quarter of fiscal 2025 related to stock price appreciation during the period.
•Full year net loss was ($123.2) million, compared to ($140.5) million in fiscal year 2024.
•Fourth quarter Adjusted EBITDA profit was $2.4 million, compared to a ($9.8) million loss in the fourth quarter of fiscal year 2024.
•Full year Adjusted EBITDA loss was ($10.6) million, compared to a ($55.3) million loss in fiscal year 2024.
•Fourth quarter GAAP net loss per share was ($0.12) and Non-GAAP net loss per share was ($0.08), each of which includes an approximate ($0.06) impact from the change in fair value of warrant liabilities related to stock price appreciation during the period.

•Full year GAAP net loss per share was ($0.42) and Non-GAAP net loss per share was ($0.20).
•Ended the year with $222.1 million in cash, cash equivalents and short-term investments.

Please see “Planet’s Use of Non-GAAP Financial Measures” below for a discussion on how Planet calculates the Non-GAAP financial measures presented herein. In addition, reconciliations to the most directly comparable U.S. GAAP financial measures are provided in the tables at the end of this release.

Recent Business Highlights:

Growing Customer and Partner Relationships in 4Q’25:
•SKY Perfect JSAT: Planet signed a $230 million multi-year commercial agreement with the US-subsidiary of JSAT Sky Perfect, Asia's largest geostationary satellite operator. Under the contract, Planet will build and operate a constellation of ten low-Earth-orbit Pelican satellites for JSAT. The satellites are expected to launch beginning in 2027. Planet expects to recognize approximately $230 million of revenue over the build and operational service period of the satellites, which is estimated to be approximately seven years. In addition to providing capacity over JSAT’s area of interest, Planet expects to leverage the global capacity of the constellation to serve government and commercial customers around the world.
•National Geospatial-Intelligence Agency: Planet was selected by the NGA as one of the vendors for the Luno B commercial data indefinite delivery, indefinite quantity (“IDIQ”) contract. Through this contract, users will have access to data and analytic services that add new context to analytic assessments by characterizing worldwide economic, environmental, and geo-political activities, as well as illegal, unregulated, and unreported activities. Luno B has a five-year base ordering period with a $200M ceiling. Vendors will compete on a full and open basis for future delivery orders.
•U.S. Department of Defense: Planet was awarded a seven-figure prototype order for the Department of Defense’s (“DoD”) Defense Innovation Unit (“DIU”). The order is part of DIU’s Hybrid Space Architecture mission to accelerate next generation commercial satellite technology. The award was won with a partner and the term is one year or less.
•U.S. Department of Defense: Planet was awarded a renewal and expansion by the DoD. The order leverages Planet’s Maritime Domain Awareness solution and was won with an AI technology partner.
•Bayer: Planet signed an expansion with long-term customer Bayer, through a multi-year enterprise license agreement. This agreement increases Bayer’s access to Planet’s satellite imagery and analytics, expanding into commercial operations and enabling enhanced decision-making across its global agricultural operations. Bayer leverages a wide range of Planet data and products, allowing them to make faster, data-driven agronomic decisions and improving efficiency across its operations.
•Syngenta: Planet signed a multi-year partnership expansion with Syngenta to support novel solutions for the agricultural sector. Through the expansion Syngenta will gain expanded access to PlanetScope near-daily data and SkySat high-resolution data as well as the Planet Insights Platform. Together, they look to enable farmers to remotely monitor crop health, detect pest infestations, and identify disease outbreaks with pinpoint accuracy.
•Hellenic Space Center: Planet signed a new contract with the Greek government through ESA to leverage PlanetScope data to support the nation’s development of future downstream services for their national satellite data program. As they look to grow their own satellite capabilities, the Greek government will employ Planet’s near-daily data to complement and inform their data sources.

New Technologies and Products
•Pelican-2 Satellite First Light: Planet shared First Light Imagery from its Pelican-2 satellite, which was successfully launched in January 2025. With this launch, Planet continues to build out its next generation high-resolution fleet. Planet has additional Pelican satellites scheduled to launch in 2025.

•Tanager: Planet’s first hyperspectral satellite, Tanager-1, is producing powerful hyperspectral data. Planet has begun making Tanager data available to select customers in Energy, Agriculture, Natural Resource Management and Government verticals under a limited availability program. Tanager-1 is made possible by the Carbon Mapper Coalition, a philanthropically-funded effort. Since the satellite’s launch, Planet partner and customer Carbon Mapper has published over 1,000 methane and CO2 plume detections.

Impact
•Energy Infrastructure: Planet, Microsoft, and The Nature Conservancy launched the next stage of the Global Renewables Watch, a digital public good which shares time-series data on change in renewable energy infrastructure worldwide. First announced in 2022, this atlas of renewable energy has now been opened to the public for viewing and analysis. Using Planet Basemaps, Microsoft’s advanced analytics, and TNC’s energy insights, the interactive map tracks growing energy infrastructure projects around the globe.

Financial Outlook
For the first quarter of fiscal year 2026, ending April 30, 2025, Planet expects revenue to be in the range of approximately $61 million to $63 million. Non-GAAP Gross Margin is expected to be in the range of approximately 58% to 60%. Adjusted EBITDA loss is expected to be in the range of approximately ($3) to ($2) million for the quarter. Capital Expenditures are expected to be in the range of approximately $11 million and $16 million for the quarter.

For fiscal year 2026, ending January 31, 2026, Planet expects revenue to be in the range of approximately $260 million to $280 million. Non-GAAP Gross Margin is expected to be between approximately 55% to 57%. Adjusted EBITDA loss is expected to be between approximately ($13) million and ($7) million. Capital Expenditures are expected to be in the range of approximately $50 million and $65 million for the year.

Planet has not reconciled its Non-GAAP financial outlook to the most directly comparable GAAP measures because certain reconciling items, such as stock-based compensation expenses and depreciation and amortization are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the first quarter of fiscal year 2026 and full fiscal year 2026 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Planet’s Non-GAAP outlook to the most comparable GAAP measures is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, March 20, 2025. The webcast can be accessed at www.planet.com/investors/. The webcast replay will be available at the same location approximately 2 hours following the event and will remain accessible for at least 1 year. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=cce9e80d&confId=77928. You will then receive your access details via email.

Additionally, a supplemental presentation has been provided on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in

2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to approximately 1,000 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on X (formerly Twitter) or tune in to HBO’s ‘Wild Wild Space’.

Channels for Disclosure of Information
Planet intends to announce material information to the public through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investors.planet.com) and its blog (planet.com/pulse) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD. It is possible that the information Planet posts on its blog could be deemed to be material information. As such, Planet encourages investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Planet’s Use of Non-GAAP Financial Measures
This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share, Adjusted EBITDA and Backlog, which are Non-GAAP measures the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company includes these Non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination. The Company defines Non-GAAP Gross Margin as Non-GAAP Gross Profit divided by revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, employee transaction bonuses in connection with the Sinergise business combination, and certain litigation expenses, that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, employee transaction bonuses in connection with the Sinergise business combination, and certain litigation expenses.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination, and the income tax effects of the Non-GAAP adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax provision and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of warrant liabilities, other income (expense), net, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination.

The Company presents Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described above, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA because the Company believes these measures are frequently used by analysts, investors and other interested parties to evaluate companies in Planet’s industry and facilitates comparisons on a consistent basis across reporting periods. Further, the Company believes these measures are helpful in highlighting trends in its operating results because they exclude items that are not indicative of the Company’s core operating performance.

Backlog: The Company defines and calculates Backlog as remaining performance obligations plus the cancelable portion of the contract value for contracts that provide the customer with a right to terminate for convenience without incurring a substantive termination penalty and written orders where funding has not been appropriated. Backlog does not include unexercised contract options. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. Remaining performance obligations do not include contracts which provide the customer with a right to terminate for convenience without incurring a substantive termination penalty, written orders where funding has not been appropriated and unexercised contract options.

An increasing and meaningful portion of the Company’s revenue is generated from contracts with the U.S. government and other government customers. Cancellation provisions, such as termination for convenience clauses, are common in contracts with the U.S. government and certain other government customers. The Company presents Backlog because the portion of its customer contracts with such cancellation provisions represents a meaningful amount of the Company’s expected future revenues. Management uses backlog to more effectively forecast the Company’s future business and results, which supports decisions around capital allocation. It also helps the Company identify future growth or operating trends that may not otherwise be apparent. The Company also believes Backlog is useful for investors in forecasting the Company’s future results and understanding the growth of its business. Customer cancellation provisions relating to termination for convenience clauses and funding appropriation requirements are outside of the Company’s control, and as a result, the Company may fail to realize the full value of such contracts.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The Non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies, which may have different definitions from the Company’s. Further, certain of the Non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company and an important part of its compensation strategy.

Other Key Metrics

ACV and EoP ACV Book of Business: In connection with the calculation of several of the key operational and business metrics we utilize, the Company calculates Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract, excluding customers that are exclusively Planet Insights Platform (which has integrated the former Sentinel Hub platform) self-service paying users, as well as the value of any satellite services contracts. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.

The Company also calculates EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Planet Insights Platform self-service paying users. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed or extended, the ACV is excluded from the EoP ACV Book of Business. The Company does not annualize short-term contracts in calculating its EoP ACV Book of Business. The Company calculates the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior 12-month period.

Percent of Recurring ACV: Percent of Recurring ACV is the portion of the total EoP ACV Book of Business that is recurring in nature. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Planet Insights Platform (which has integrated the former Sentinel Hub platform) self-service paying users. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts (excluding customers that are exclusively Planet Insights Platform self-service paying users) divided by the total dollar value of all contracts in our EoP ACV Book of Business. The Company believes Percent of Recurring ACV is useful to investors to better understand how much of the Company’s revenue is from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. The Company tracks Percent of Recurring ACV to inform estimates for the future revenue growth potential of our business and improve the predictability of our financial results. There are no significant estimates underlying management’s calculation of Percent of Recurring ACV, but management applies judgment as to which customers have an active contract at a period end for the purpose of determining EoP ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period excluding customers that are exclusively Planet Insights Platform (which has integrated the former Sentinel Hub platform) self-service paying users. For EoP Customer Count, the Company defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses the Company’s data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of Planet, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. For EoP Customer Count, the Company does not include users that only utilize the Company’s self-service Planet Insights Platform web based ordering system, which the Company acquired in August 2023, and which offers standard starter packages on a monthly or annual basis. The Company believes excluding these users from EoP Customer Count creates a more useful metric, as the Company views the Planet Insights Platform starter packages as entry points for smaller accounts, leading to broader awareness of the Company’s solutions throughout their networks and organizations. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of the Company’s platform and is a measure of the Company’s success in growing its market presence and penetration.

Management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Planet’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “target,” “anticipate,” “intend,” “develop,” “evolve,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “conviction,” “continue,” “positioned,” “structured” or the negative of these words or other similar terms or expressions that concern Planet’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Planet’s financial guidance and outlook, expected financial and operating results, the expected value of contracts that Planet has entered into and the timing and amount of revenue that Planet will recognize, Planet’s growth opportunities, Planet’s expectations regarding future product development and performance, including with respect to AI, Planet’s expectations regarding the launch and operations of its satellites, including with respect to timing, and Planet’s expectations regarding its strategies with respect to its markets and customers, including trends in customer demand. Planet’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding Planet’s ability to forecast Planet’s performance due to Planet’s limited operating history. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Planet’s filings with the Securities and Exchange Commission (“SEC”), including Planet’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent filings with the SEC that Planet may make. All forward-looking statements reflect Planet’s beliefs and assumptions only as of the date of this press release. Planet undertakes no obligation to update forward-looking statements to reflect future events or circumstances, except as may be required by law. Planet’s results for the quarter and full year ended January 31, 2025, are not necessarily indicative of its operating results for any future periods.

CONSOLIDATED BALANCE SHEETS

	January 31,
(in thousands)	2025	2024
Assets
Current assets
Cash and cash equivalents	$118,048	$83,866
Restricted cash and cash equivalents, current	6,598	8,360
Short-term investments	104,027	215,041
Accounts receivable, net	55,833	43,320
Prepaid expenses and other current assets	17,719	19,564
Total current assets	302,225	370,151
Property and equipment, net	121,749	113,429
Capitalized internal-use software, net	18,974	14,973
Goodwill	136,349	136,256
Intangible assets, net	27,452	32,448
Restricted cash and cash equivalents, non-current	5,348	9,972
Operating lease right-of-use assets	19,752	22,339
Other non-current assets	1,947	2,429
Total assets	$633,796	$701,997
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,604	$2,601
Accrued and other current liabilities	42,600	44,779
Deferred revenue	82,275	72,327
Liability from early exercise of stock options	5,378	8,964
Operating lease liabilities, current	9,221	7,978
Total current liabilities	142,078	136,649
Deferred revenue	11,182	5,293
Deferred hosting costs	5,368	7,101
Public and private placement warrant liabilities	18,077	2,961
Operating lease liabilities, non-current	12,392	16,952
Contingent consideration	2,883	5,885
Other non-current liabilities	530	9,138
Total liabilities	192,510	183,979
Stockholders’ equity
Common stock	28	28
Additional paid-in capital	1,645,356	1,596,201
Accumulated other comprehensive income (loss)	(1,097)	1,594
Accumulated deficit	(1,203,001)	(1,079,805)
Total stockholders’ equity	441,286	518,018
Total liabilities and stockholders’ equity	$633,796	$701,997

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,		Year Ended January 31,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Revenue	$61,554	$58,852	$244,352	$220,696
Cost of revenue	23,339	26,371	104,627	107,746
Gross profit	38,215	32,481	139,725	112,950
Operating expenses
Research and development	22,951	28,410	101,006	116,339
Sales and marketing	15,681	20,095	77,694	86,304
General and administrative	18,949	17,894	77,147	80,055
Total operating expenses	57,581	66,399	255,847	282,698
Loss from operations	(19,366)	(33,918)	(116,122)	(169,748)
Interest income	1,965	3,661	10,257	15,414
Change in fair value of warrant liabilities	(16,242)	(295)	(15,116)	13,709
Other income (expense), net	(415)	37	245	931
Total other income (expense), net	(14,692)	3,403	(4,614)	30,054
Loss before provision for income taxes	(34,058)	(30,515)	(120,736)	(139,694)
Provision for income taxes	1,096	(429)	2,460	815
Net loss	$(35,154)	$(30,086)	$(123,196)	$(140,509)
Basic and diluted net loss per share attributable to common stockholders	$(0.12)	$(0.11)	$(0.42)	$(0.50)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	296,441,988	286,507,870	292,124,291	279,585,698

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended January 31,		Year Ended January 31,
(In thousands)	2025	2024	2025	2024
Net loss	$(35,154)	$(30,086)	$(123,196)	$(140,509)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(2,422)	777	(2,581)	(766)
Change in fair value of available-for-sale securities	(22)	1,059	(110)	89
Other comprehensive income (loss), net of tax	(2,444)	1,836	(2,691)	(677)
Comprehensive loss	$(37,598)	$(28,250)	$(125,887)	$(141,186)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31,
(in thousands)	2025	2024
Operating activities
Net loss	$(123,196)	$(140,509)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	45,637	47,639
Stock-based compensation, net of capitalized cost	48,485	57,132
Change in fair value of warrant liabilities	15,116	(13,709)
Change in fair value of contingent consideration	3,437	(741)
Other	(920)	(4,321)
Changes in operating assets and liabilities
Accounts receivable	(11,984)	(2,658)
Prepaid expenses and other assets	8,366	10,498
Accounts payable, accrued and other liabilities	(13,337)	(25,014)
Deferred revenue	15,572	22,237
Deferred hosting costs	(1,550)	(1,265)
Net cash used in operating activities	(14,374)	(50,711)
Investing activities
Purchases of property and equipment	(44,297)	(37,991)
Capitalized internal-use software	(5,322)	(4,419)
Maturities of available-for-sale securities	61,396	161,317
Sales of available-for-sale securities	192,522	45,580
Purchases of available-for-sale securities	(140,240)	(189,142)
Business acquisition, net of cash acquired	(1,068)	(7,542)
Purchases of licensed imagery intangible assets	(4,785)	—
Other	(300)	(1,389)
Net cash provided by (used in) investing activities	57,906	(33,586)
Financing activities
Proceeds from the exercise of common stock options	4,375	7,388
Payments for withholding taxes related to the net share settlement of equity awards	(11,938)	(8,971)
Proceeds from employee stock purchase program	1,549	—
Payments of contingent consideration for business acquisitions	(8,783)	—
Other	(738)	(15)
Net cash used in financing activities	(15,535)	(1,598)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(201)	17
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	27,796	(85,878)
Cash and cash equivalents, and restricted cash and cash equivalents at the beginning of the period	102,198	188,076
Cash and cash equivalents, and restricted cash and cash equivalents at the end of the period	$129,994	$102,198

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended January 31,		Year Ended January 31,
(in thousands)	2025	2024	2025	2024
Net loss	$(35,154)	$(30,086)	$(123,196)	$(140,509)
Interest income	(1,965)	(3,661)	(10,257)	(15,414)
Income tax provision	1,096	(429)	2,460	815
Depreciation and amortization	9,272	11,606	45,637	47,639
Change in fair value of warrant liabilities	16,242	295	15,116	(13,709)
Stock-based compensation	12,018	12,521	48,485	57,132
Restructuring costs (1)	50	35	10,574	7,376
Employee transaction bonuses in connection with the Sinergise business combination (2)	—	—	—	2,317
Certain litigation expenses (3)	404	—	799	—
Other (income) expense, net	415	(37)	(245)	(931)
Adjusted EBITDA	$2,378	$(9,756)	$(10,627)	$(55,284)
(1) As part of the 2024 headcount reduction, we recognized $10.6 million of severance and other employee-related costs for the fiscal year ended January 31, 2025. For the fiscal year ended January 31, 2025, the restructuring related stock-based compensation benefit of $1.4 million is included on its respective line item. As part of the 2023 headcount reduction, we recognized $7.4 million of severance and other employee costs for the fiscal year ended January 31, 2024. For the fiscal year ended January 31, 2024, the restructuring related stock-based compensation benefit of $1.5 million is included on its respective line item.
(2) Certain employees of Sinergise, which became employees of Planet, were paid cash transaction bonuses in connection with the closing of the Sinergise acquisition. The cost of the transaction bonuses was allocated to operating expense from the purchase consideration we paid for the acquisition.
(3) Expenses relating to the Delaware class action lawsuit.

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended January 31,		Year Ended January 31,
(In thousands)	2025	2024	2025	2024
Reconciliation of cost of revenue:
GAAP cost of revenue	$23,339	$26,371	$104,627	$107,746
Less: Stock-based compensation	904	781	3,467	3,636
Less: Amortization of acquired intangible assets	705	786	3,003	2,460
Less: Restructuring costs	10	1	1,322	564
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	267
Non-GAAP cost of revenue	$21,720	$24,803	$96,835	$100,819

Reconciliation of gross profit:
GAAP gross profit	$38,215	$32,481	$139,725	$112,950
Add: Stock-based compensation	904	781	3,467	3,636
Add: Amortization of acquired intangible assets	705	786	3,003	2,460
Add: Restructuring costs	10	1	1,322	564
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	267
Non-GAAP gross profit	$39,834	$34,049	$147,517	$119,877
GAAP gross margin	62%	55%	57%	51%
Non-GAAP gross margin	65%	58%	60%	54%

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended January 31,		Year Ended January 31,
(In thousands)	2025	2024	2025	2024
Reconciliation of operating expenses:
GAAP research and development	$22,951	$28,410	$101,006	$116,339
Less: Stock-based compensation	4,505	5,263	16,625	23,818
Less: Restructuring costs	(3)	9	3,461	3,306
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	1,891
Non-GAAP research and development	$18,449	$23,138	$80,920	$87,324
GAAP sales and marketing	$15,681	$20,095	$77,694	$86,304
Less: Stock-based compensation	1,873	2,393	8,736	10,220
Less: Amortization of acquired intangible assets	126	268	599	933
Less: Restructuring costs	49	—	4,506	1,943
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	41
Non-GAAP sales and marketing	$13,633	$17,434	$63,853	$73,167
GAAP general and administrative	$18,949	$17,894	$77,147	$80,055
Less: Stock-based compensation	4,736	4,084	19,657	19,458
Less: Amortization of acquired intangible assets	36	95	187	349
Less: Restructuring costs	(6)	25	1,285	1,563
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	118
Less: Certain litigation expenses	404	—	799	—
Non-GAAP general and administrative	$13,779	$13,690	$55,219	$58,567

Reconciliation of loss from operations
GAAP loss from operations	$(19,366)	$(33,918)	$(116,122)	$(169,748)
Add: Stock-based compensation	12,018	12,521	48,485	57,132
Add: Amortization of acquired intangible assets	867	1,149	3,789	3,742
Add: Restructuring costs	50	35	10,574	7,376
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	2,317
Add: Certain litigation expenses	404	—	799	—
Non-GAAP loss from operations	$(6,027)	$(20,213)	$(52,475)	$(99,181)
GAAP operating margin	(31)%	(58)%	(48)%	(77)%
Non-GAAP operating margin	(10)%	(34)%	(21)%	(45)%

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended January 31,		Year Ended January 31,
(In thousands, except share and per share amounts)	2025	2024	2025	2024
Reconciliation of net loss
GAAP net loss	$(35,154)	$(30,086)	$(123,196)	$(140,509)
Add: Stock-based compensation	12,018	12,521	48,485	57,132
Add: Amortization of acquired intangible assets	867	1,149	3,789	3,742
Add: Restructuring costs	50	35	10,574	7,376
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	2,317
Add: Certain litigation expenses	404	—	799	—
Income tax effect of non-GAAP adjustments	(458)	—	868	—
Non-GAAP net loss	$(22,273)	$(16,381)	$(58,681)	$(69,942)

Reconciliation of net loss per share, diluted
GAAP net loss	$(35,154)	$(30,086)	$(123,196)	$(140,509)
Non-GAAP net loss	$(22,273)	$(16,381)	$(58,681)	$(69,942)

GAAP net loss per share, basic and diluted (1)	$(0.12)	$(0.11)	$(0.42)	$(0.50)
Add: Stock-based compensation	0.04	0.04	0.17	0.20
Add: Amortization of acquired intangible assets	—	—	0.01	0.01
Add: Restructuring costs	—	—	0.04	0.03
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	—	—	0.01
Add: Certain litigation expenses	—	—	—	—
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.08)	$(0.06)	$(0.20)	$(0.25)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	296,441,988	286,507,870	292,124,291	279,585,698
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (2)	296,441,988	286,507,870	292,124,291	279,585,698

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES

The table below reconciles Backlog to remaining performance obligations for the periods indicated:

(in thousands)	January 31, 2025	October 31, 2024	July 31, 2024	April 30, 2024	January 31, 2024
Remaining performance obligations	$407,538	$145,890	$112,093	$124,942	$132,571
Cancelable amount of contract value	90,920	86,250	101,407	94,831	109,821
Backlog	$498,458	$232,140	$213,500	$219,773	$242,392
For remaining performance obligations and Backlog as of January 31, 2025, the Company expects to recognize approximately 38% over the next 12 months, approximately 70% over the next 24 months, and the remainder thereafter.

Investor Contact

Chris Genualdi / Cleo Palmer-Poroner
Planet Labs PBC
ir@planet.com

Press Contact

Claire Bentley Dale
Planet Labs PBC
comms@planet.com